Exhibit 99.1

October 14, 2016

Richard Lashley and John Palmer

PL Capital, LLC

47 E Chicago Avenue

Suite 328

Naperville, IL 60540

Dear Richard and John,

Banc of California received a copy of the attached letter from the National Diversity Coalition to PL Capital LLC. The National Diversity Coalition plays a critical role in the communities we serve and is an important voice in the banking industry.

Banc of California plans to respond to their requests and we write to encourage PL Capital to respond as well. It is important that Banc of California and its key shareholders have an open and transparent dialogue with the diverse communities we serve.

Banc of California has agreed to accept the National Diversity Coalition’s invitation for a public meeting during the second or third week of November. We hope that each of you will agree to join us at this meeting as well.

Sincerely,

/s/ Gary Dunn

Gary Dunn

Executive Vice President, Community Development

Enclosure: National Diversity Coalition Letter to PL Capital

18500 Von Karman Avenue • Suite 1100 • Irvine, CA 92612 • 949.236.5250 • www.bancofcal.com

From: Rebecca Kee <rkee@naacoalition.org>

Date: Tuesday, October 11, 2016 at 7:36 PM

To: “JPalmer@plcapitalllc.com” <JPalmer@plcapitalllc.com>, Rich Lashley <RLashley@plcapitalllc.com>

Subject: Growing Importance of Diversity and Meeting with You

Dear Mr. Palmer and Mr. Lashley,

As the founders of PL Capital, LLC we would like to thank you for your many probes into the banking and financial services sector. This is clearly assisted by your long experience at KPMG. As subscribers to the American Banker, we are curious about what the American Banker refers to as your “ongoing dispute” with Banc of California in Irvine.

Generally we support investor probes into financial institutions because, with few exceptions, the financial institutions either fail to maximize profits, or maximize profits by ignoring the underbanked and unbanked, the 70% of Americans who live from paycheck to paycheck, and our nation’s 130 million minorities. One of our highest interests is and has been the reforming of banking institutions to promote greater diversity in terms of employment, particularly at the top, and in terms of minority and women supplier diversity. [1]

The National Diversity Coalition includes the leadership of our nation’s 5,000 African Methodist Episcopal churches and 40,000 Latino evangelical churches, as well as leadership from major minority business chambers of commerce, such as the Los Angeles Latino Chamber of Commerce, and a broad range of minority nonprofits such as the National Asian American Coalition.

As you may be aware, members of the National Diversity Coalition reached an agreement with the present Banc of California on a broad range of issues affecting and benefiting California’s 25 million minorities, including an estimated 9 million who are either underbanked or unbanked. This included requirements to seek “Outstanding” CRA ratings in lending, service, and investments, and to promote diversity. [2]

So far, we have been pleased with Banc of California’s record in successfully securing “Outstanding” CRA ratings and so far we have been impressed with Banc of California’s growth and efforts at diversity.

Before seeking further input from Banc of California, and after reading Banc of California’s 10/11/16 letter to employees on the third quarter, we would greatly appreciate your providing us with the diversity record of PL Capital. For example, how many of its top five are Black, Latino, or Asian American and/or women. Secondly, of its managerial and professional workforce, could we please have a breakdown by race, ethnicity, and gender. Thirdly, based upon your experience presently on other financial boards of directors, and on past financial corporation boards of directors, could you provide us with a snapshot of their professional and managerial diversity.

For example, Mr. Palmer, can we secure diversity information for HF Financial Corporation, or BankFinancial Corporation, or on former banks whose board of directors you sat on, such as CFS Bancorp, Franklin Bancorp, and Security Financial Bancorp. Mr. Lashley, could we secure diversity information for MutualFirst Financial, Metro Bancorp, State Bancorp, and Haven Bancorp.

Similarly, could you provide us with data on PL Capital’s supplier diversity record by race, ethnicity, and gender. Similarly, if such is available (and it may not be) the data for each of the above corporations we referred to.

We will be requesting the same of Banc of California.

For your information, we have been critical in the past of KPMG and other “big four” CPA firms’ lack of diversity and of their poor performance, according to the PCAOB, whom we have met with on a number of occasions, regarding KPMG’s lack of independent audits, including the “big four’s” lack of independent audits at the “big three” California utilities: PG&E, SoCal Edison, and Sempra.

If you have any questions, or we could be helpful to you in assembling the data we have requested, please call us. Our general counsel Robert Gnaizda, a former founder of public interest firms Public Advocates and Greenlining Institute, will be happy to facilitate your questions and the gathering of the information requested.

Once we receive your responses and gather additional information from Banc of California, we will be requesting of you a personal meeting in California. Tentatively we would like to suggest that we meet during the second or third week of November.

Most respectfully,

/s/ Faith Bautista

President & CEO, National Asian American Coalition

CEO, National Diversity Coalition

/s/ Mark Whitlock

Senior Minister, COR AME Church, Irvine, CA

Director of Corporate Partnerships, 5,000 African Methodist Episcopal Churches

Executive Director, Ecumenical Center for Black Church Studies

Chair, Orange County Interdenominational Alliance

Chair, National Diversity Coalition

Executive Director of the Cecil Murray Center for Community Engagement at USC

/s/ Jack Miranda

Vice Chair, Orange County Interdenominational Ecumenical Council

Secretary, National Diversity Coalition

/s/ Gilbert Vasquez

Chair, Los Angeles Latino Chamber of Commerce Serving 330,000 Latino Businesses

Treasurer, National Diversity Coalition

Learn more about the NDC from the LA Times:

Support for OneWest/CIT merger

Support for City National/Royal Bank of Canada

[1] Our legal counsel was the first public interest attorney to raise these issues and did so in the federal district court case involving the former Bank of California in 1992. It was concluded by a settlement that for the first time in banking history brought a substantial number of minorities and women into the upper roles of management (please note that this was a different bank than the present Banc of California).

[2] Please see New York Times 9/30/16, “Policing the Banks is an Inside Job.” Please also see New York Times 9/30/16, “Brands to Ad Agencies: Diversify or Else” and 10/5/16, “Hedge Fund Targets Companies’ Weakness: The Gender Gap.” Please note that members of the National Diversity Coalition reached the first diversity agreement with a major bank, Wells Fargo, in 1995. We have also successfully challenged the Comcast acquisition of Charter before the FCC and the US Department of Justice due to the lack of commitments to diversity. And we recently successfully supported Charter’s merger with Time Warner because it made major commitments to diversity.

--

Rebecca Kee

Deputy of the National Diversity Coalition

15 Southgate Avenue, Suite 200, Daly City, CA 94015

Mobile 415.390.6227

Email: rkee@naacoalition.org

In office Mondays, Tuesdays and Thursdays only